Exhibit 99

Contact: DCB Financial Corp

Ronald J. Seiffert, President and CEO	For Immediate Release
(740) 657-7000	April 19, 2013

DCB FINANCIAL CORP ANNOUNCES FIRST QUARTER 2013 NET INCOME

LEWIS CENTER, Ohio, April 19, 2013 — DCB Financial Corp, (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced net income of $142,000 for the three months ended March 31, 2013, compared to net income of $159,000 for the same period in 2012. Results for the current year quarter reflect the continued improvement in the credit quality of the existing loan portfolio as well as recoveries of loans previously charged off resulting in a release of the allowance for loan losses of $650,000. This is partially offset by a decrease in net interest income of $390,000 from the prior year quarter. The decrease in net interest income is a result of a $20 million decline in higher yielding problem loans, coupled with the effect of the current low interest rate environment and its impact on new and refinanced loans.

“I am pleased with the continued improvement in credit quality that we are seeing in our loan portfolio,” noted Ronald J. Seiffert, President and Chief Executive Officer. “While the low rate environment has impacted our core earnings, we have started to mitigate that loss with disciplined growth in our loan portfolio. Our net loans grew over $11 million or 3.5% for this quarter, which is the largest quarterly increase since 2005.”

Summarized Statements of Operations

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
	(for the three months ended, in thousands, except per share data)
Interest income	$4,146	$4,505	$4,579	$4,725	$5,039
Interest expense	530	605	743	857	1,033

Net interest income	3,616	3,900	3,836	3,868	4,006
Provision for loan loss	(650)	(300)	65	255	475

Net interest income after provision for loan losses	4,266	4,200	3,771	3,613	3,531
Non-interest income	1,308	944	1,158	1,234	1,688
Non-interest expense	5,456	5,203	4,750	4,782	4,871

Income before tax provision (benefit)	118	(59)	179	65	348
Income tax provision (benefit)	(24)	87	(127)	(218)	189

Net Income (Loss)	$142	$(146)	$306	$283	$159

Basic and diluted earnings (loss) per share	$0.02	$(0.03)	$0.08	$0.08	$0.04

Summarized Statements of Financial Condition

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
ASSETS
Cash and cash equivalents	$54,283	$63,307	$48,157	$57,153	$58,035
Investment securities	85,405	88,346	88,727	96,131	89,883
Loans receivable, net	322,057	310,623	314,087	313,629	334,560
Other assets	42,918	44,216	43,228	43,795	35,275

Total Assets	$504,663	$506,492	$494,199	$510,708	$517,753

LIABILITIES
Non-interest bearing deposits	$90,553	$95,847	$98,628	$89,622	$88,516
Interest bearing deposits	356,736	352,443	340,909	360,022	367,814
FHLB advances	6,384	7,498	16,689	17,568	24,289
Other liabilities	2,414	2,315	2,220	8,299	2,642

Total liabilities	456,087	458,103	458,446	475,511	483,261
Total Stockholders’ Equity	48,576	48,389	35,753	35,197	34,492

Total Liabilities & Stockholders’ Equity	$504,663	$506,492	$494,199	$510,708	$517,753

Summary of Key Ratios

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Performance Ratios:
Return on average assets (1)	0.11%	(0.12)%	0.24%	0.22%	0.12%
Return on average equity (1)	1.17%	(1.65)%	3.48%	3.29%	1.85%
Net interest margin (2)	3.11%	3.34%	3.33%	3.29%	3.35%
Noninterest expense to average assets (1)	4.32%	4.17%	3.79%	3.71%	3.71%
Efficiency ratio (3)	110.80%	107.41%	95.11%	93.73%	85.55%
Average interest-earning assets to average interest-bearing liabilities	128.27%	128.58%	127.59%	109.18%	109.72%
Average equity to average assets	9.58%	7.10%	7.02%	6.68%	6.54%
Asset Quality Ratios:
Nonaccrual loans as a percent of total loans	1.65%	1.68%	1.70%	2.18%	2.11%
Allowance for loan losses as a percent of total loans	2.06%	2.17%	2.53%	2.83%	2.79%
Allowance for loan losses as a percent of nonaccrual loans	124.23%	129.08%	149.04%	130.28%	132.19%
Net charge-offs to average outstanding loans during the period (1)	(0.68)%	0.13%	0.09%	0.05%	0.96%
Criticized and classified assets to tangible capital and ALLL	68.10%	72.50%	101.10%	124.30%	133.00%
Texas ratio (4)	16.44%	21.81%	24.18%	28.73%	28.30%

(1)	Quarterly income and expense amounts used in ratio have been annualized.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents other expense divided by the sum of net interest income and non-interest income.
(4)	The sum of nonperforming assets divided by the sum of tangible capital and allowance for loan loss.

Net Interest Income

Net interest income of $3.6 million for the three months ended March 31, 2013 is a decrease from $4.0 million for the same quarter in the prior year. This change is attributed to a year-over-year decline in earning assets and a decline in net interest margin. Net interest margin was 3.11% for the first quarter 2013, compared to 3.35% for the first quarter 2012. This change in the margin is primarily a result of a $20 million decline in higher yielding problem loans, coupled with the effect of the current low interest rate environment on new and refinanced loans. Deposit levels have remained relatively flat for that same period.

Provision for loan losses

For the three months ended March 31, 2013, $650,000 in income was recognized in the provision for loan losses, compared to expense of $475,000 for the same period in 2012. This release from the allowance is primarily attributable to gross recoveries during the quarter of $774,000, and continued improvement in the quality of the Bank’s loan portfolio.

Noninterest Income

Total noninterest income for the quarter was $1.3 million, a decrease of 22.5% from the $1.7 million recognized in the first quarter 2012. The decrease is primarily due to recognition of gains from sales of assets in the prior year and no such sales in the current year. In the prior year quarter, the Bank recognized gains from sales of loans and investments of $512,000, this was partially offset by losses and writedowns on sales of other real estate owned (“OREO”).

Noninterest Expense

The total noninterest expense of $5.5 million for the first quarter represents an increase of $585,000, or 12.0%, from the first quarter 2012. The increase in operating expense is attributed to an increase in salary and benefits, offset by a decline in occupancy expense and a reduction in insurance costs including Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums. The increase in salary and benefits is driven by an increase in headcount associated primarily with the addition of new business development officers and their related incentive compensation. The effect of these increases has already had an impact in growing the loan portfolio.

Analysis of Selected Financial Condition

The Corporation’s assets totaled $504.7 million at March 31, 2013, compared to $506.5 million at December 31, 2012. The previously mentioned growth in the loan portfolio has been funded primarily through cash and proceeds from repayments of investment securities. The $1.3 million decrease in other assets is attributable to $1.4 million in sales of OREO. Deposits remained relatively flat from December 31, 2012, decreasing 0.2% and the change in stockholders’ equity is driven by the addition of net income of $142,000 for the quarter and the improvement in the unrealized loss on securities of $45,000.

Business of DCB Financial Corp

DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 14 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services.

Application of Critical Accounting Policies

The Corporation’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s Form-10K for the year ended December 31, 2012 filed on April 1, 2013 with the Securities and Exchange Commission (“SEC”). These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Forward-Looking Statements

Certain statements in this report constitute “forward-looking statements”. Such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company. Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Securities and Exchange Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.